Exhibit 4.15

SEE REVERSE SIDE FOR RESTRICTIONS

Organized under the Laws of the State of Delaware

LIGHTING SCIENCE GROUP CORPORATION

Authorized Shares 78,000,000 – Series D Non-Convertible Preferred Stock – Par Value $0.001 Per Share

This Certifies that is the registered holder of Shares of the fully paid non-assessable shares of Series D Non-Convertible Preferred Stock of Lighting Science Group Corporation transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this day of A.D. 20

Khaled Haram, President John D. Mitchell, Jr., Secretary

For Value Received, hereby sell, assign and transfer unto Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises. Dated A.D. 20

In presence of

NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.